Exhibit 99.1

Susquehanna Bancshares, Inc. Announces 2007 Full Year and Fourth Quarter Results

LITITZ, Pa.--(BUSINESS WIRE)--Susquehanna Bancshares, Inc. (Susquehanna) (Nasdaq:SUSQ) today announced net income for the year ended December 31, 2007 was $69.1 million, or $1.23 per diluted share, compared to $83.6 million, or $1.66 per diluted share, earned in 2006. Net income for the fourth quarter of 2007 was $18.7 million, or $0.27 per diluted share, compared to $21.4 million for the fourth quarter of 2006, or $0.41 per diluted share.

Fourth quarter 2007 net income includes $13.1 million of pre-tax charges ($0.13 per diluted share) related to the November 2007 acquisition of Community Banks, Inc. This reflects the previously disclosed $11.1 million provision for allowance for loan and lease losses representing the impact of applying Susquehanna’s loan and lease reserve assessment process to the Community Banks’ loan portfolio and $2.0 million of severance and branch closure charges.

Full Year/Fourth Quarter Financial Highlights:

-- Net loans and leases, excluding securitizations and the November 16, 2007 acquisition of Community Banks, grew 15% from December 31, 2006.
-- Commercial loans, excluding Community Banks, increased 38% from December 31, 2006.
-- Residential real estate secured loans, excluding Community Banks, increased 11% from December 31, 2006.
-- Commercial real estate secured loans, excluding Community Banks, increased 9% from December 31, 2006.

-- Total deposits, excluding Community Banks, grew 2% from December 31, 2006.
-- Non-interest bearing demand deposits, excluding Community Banks, declined 5% from December 31, 2006.

-- Net interest margin for the year decreased 10 basis points to 3.67% compared to 3.77% for 2006. For the fourth quarter 2007, net interest margin increased 2 basis points to 3.69% compared to 3.67% for the fourth quarter of 2006.

-- Net charge-offs as a percentage of average loans and leases for the year ended December 31, 2007 were 0.25% compared to 0.10% for 2006. The charge-off ratio for 2007 is within the historic norm of 15 to 25 basis points. Non-performing assets as a percentage of loans, leases and other real estate owned were 0.81% for the year ended December 31, 2007 compared to 0.67% for 2006.

-- Wealth management fee income for the year ended December 31, 2007 increased 11% to $32.1 million from $28.9 million during 2006. Wealth management fee income for the fourth quarter 2007 increased 18% to $8.6 million from $7.3 million during the fourth quarter 2006.

-- Wealth management assets under management and administration increased 18% to $6.0 billion at December 31, 2007 from $5.1 billion at December 31, 2006.

Linked Quarter Highlights (Fourth Quarter 2007 vs. Third Quarter 2007)

-- Net loans and leases, excluding securitizations and Community Banks, grew 5% from September 30, 2007.
-- Commercial loans, excluding Community Banks, increased 14% from September 30, 2007.
-- Commercial real estate secured loans, excluding Community Banks, increased 6% from September 30, 2007.

-- Total deposits, excluding Community Banks, grew 1% from September 30, 2007.
-- Non-interest bearing deposits, excluding Community Banks, grew 3% from September 30, 2007.

-- Net interest margin increased 5 basis points to 3.69% from 3.64% in the third quarter of 2007.

-- Wealth management fee income for the fourth quarter 2007 increased 6% to $8.6 million from $8.1 million during the third quarter 2007.

-- Wealth management assets under management and administration increased 5% to $6.0 billion at December 31, 2007 from $5.7 billion at September 30, 2007.

Equity capital was $1.7 billion at December 31, 2007, or $20.12 per share, compared to $936 million, or $17.98 per share, at December 31, 2006.

Return on average assets and average tangible equity(1) for the year ended December 31, 2007 were 0.78% and 11.56%, respectively. This compared to results of 1.05% and 15.42%, for the same measurements respectively for 2006. Return on average assets and average tangible equity(1) for the fourth quarter of 2007 were 0.69% and 10.94%, respectively. This compared to 1.05% and 14.96% for the fourth quarter of 2006.

On December 12, 2007, the company issued Susquehanna Capital I retail hybrid trust preferred securities in the amount of $125.0 million. The securities bear interest at an annual rate of 9.375% with a call provision at the end of year five. Net proceeds from the issue were used to replenish the cash reserves used to pay for the cash portion of the consideration paid in the acquisition of Community Banks and for general corporate purposes.

(1)A non-GAAP-based financial measure. The most comparable GAAP-based measurement for return on average tangible equity is return on average equity. A reconciliation of the differences between non-GAAP-based and GAAP-based measurements can be found at the end of this release under the heading "Supplemental Reporting of Non-GAAP-Based Financial Measures."

Additional Activity:

-- On November 16, 2007, Susquehanna completed the largest merger in its history by acquiring Community Banks, Inc., which had approximately $3.8 billion in assets and 80 branches in central Pennsylvania and Maryland. With the acquisition, Susquehanna now operates more than 230 branches in Pennsylvania, New Jersey, Maryland and West Virginia.

-- During the fourth quarter of 2007, Susquehanna's affiliate banks opened new branches in Wayne, Pennsylvania and Hanover, Pennsylvania and also relocated the Pasadena, Maryland branch to a new facility.

-- On January 2, 2008, Susquehanna announced an agreement to acquire Stratton Holding Company, an investment management firm with approximately $3 billion in assets under management. Pending regulatory and other approvals, the acquisition is expected to be completed early in the second quarter of 2008. Stratton will become a wholly-owned subsidiary of Susquehanna as part of the company's wealth management operations. The acquisition will enhance Susquehanna's spectrum of investment options by adding expertise in small-cap and mid-cap stocks, as well as increase total assets under management and administration to approximately $9 billion.

"A highlight of our fourth quarter was the successful completion of the acquisition of Community Banks, Inc., and the addition of its customers, employees and shareholders to our company," said William J. Reuter, Susquehanna's Chairman, President and Chief Executive Officer. "We were able to complete the operational integration during merger weekend in mid-November, which we expect to yield greater efficiencies going forward. We already saw an improvement in our efficiency ratio in fourth-quarter 2007.

"We are also pleased to report an improvement in net interest margin for the fourth quarter. At 3.69%, net interest margin was up two basis points from the same quarter in 2006, and up five basis points from third-quarter 2007," Reuter continued.

Susquehanna will broadcast its fourth quarter and full year 2007 results conference call over the Internet on January 23, 2008 at 11:00 a.m. Eastern time. The conference call will include management’s discussion of fourth quarter and full year 2007 results. The discussion may also include forward-looking information and financial goals. Investors will have the opportunity to listen to the conference call through a live broadcast on Susquehanna’s Web site. The event may be accessed by selecting "Investor Relations" near the top right of the home page then “Overview” and clicking on the fourth quarter and full year webcast link. To listen to the live call, please go to the Web site at least fifteen minutes prior to the scheduled start time to download and install any necessary audio software. For those who are unable to listen to the live broadcast, an archived replay and podcast will be available on the Web site shortly after the call concludes.

Susquehanna Bancshares, Inc. is a financial services holding company with assets of approximately $13 billion. Headquartered in Lititz, Pa., the company provides financial services through its three commercial banks at more than 230 branch locations and 250 ATM locations in the mid-Atlantic region. Through Susquehanna Wealth Management, the company offers investment, fiduciary, brokerage, insurance, retirement planning, and private banking services, with approximately $6 billion in assets under management and administration. Susquehanna also operates an insurance brokerage and employee benefits company, a commercial finance company and a vehicle leasing company. Investor information may be requested on Susquehanna’s Web site at www.susquehanna.net.

This press release contains certain financial information determined by methods other than in accordance with GAAP. Susquehanna’s management uses these non-GAAP measures in its analysis of the company’s performance. These non-GAAP financial measures require management to make judgments about the exclusion of certain items, and if different judgments were made, the amounts reported would be different. These measures typically exclude the effects of intangibles and related amortization and include the tax benefit associated with revenue items that are tax-exempt. Disclosures regarding these non-GAAP financial measures are included in the accompanying financial information.

The presentation of these non-GAAP financial measures is intended to supplement investors’ understanding of Susquehanna’s core business activities. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

This press release contains "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the efficiencies of the Community Banks, Inc. acquisition, that are based on Susquehanna’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties. Accordingly, actual results may differ materially. Susquehanna undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Susquehanna Bancshares, Inc. P.O. Box 1000 Lititz, PA 17543

SUMMARY FINANCIAL INFORMATION (Dollars in thousands, except per share data)
			Twelve Months
	4Q07	4Q06	2007	2006
Balance Sheet (EOP)
Investments	$2,063,952	$1,403,566	$2,063,952	$1,403,566
Loans and leases	8,751,590	5,560,997	8,751,590	5,560,997
Allowance for loan & lease losses (ALLL)	88,569	62,643	88,569	62,643
Total assets	13,077,994	8,225,134	13,077,994	8,225,134
Deposits	8,945,119	5,877,589	8,945,119	5,877,589
Short-term borrowings	568,412	401,964	568,412	401,964
FHLB borrowings	1,145,759	528,688	1,145,759	528,688
Long-term debt	416,985	222,280	416,985	222,280
Shareholders' equity	1,729,014	936,286	1,729,014	936,286

Stated Book Value per Share	20.12	17.98	20.12	17.98
Tangible Book Value per Share	8.44	11.18	8.44	11.18

Average Balance Sheet
Investments	1,807,132	1,350,590	1,554,950	1,282,021
Loans and leases	7,222,442	5,529,081	5,979,878	5,517,812
Total earning assets	9,144,165	6,980,477	7,632,411	6,881,772
Total assets	10,733,204	8,104,511	8,904,728	7,949,820
Deposits	7,337,855	5,880,403	6,309,502	5,697,592
Short-term borrowings	523,764	325,376	423,827	324,326
FHLB borrowings	1,013,255	497,375	653,605	615,841
Long-term debt	284,784	222,369	237,910	207,765
Shareholders' equity	1,324,122	931,733	1,038,187	874,756

Income Statement
Net interest income	83,344	63,792	275,903	256,770
Provision for loan and lease losses	15,497	2,488	21,844	8,680
Noninterest income	36,938	35,303	120,659	136,313
Noninterest expense	78,703	66,631	276,955	262,836
Income before taxes	26,082	29,976	97,763	121,567
Income taxes	7,427	8,620	28,670	37,929
Net income	18,655	21,356	69,093	83,638
Basic earnings per share	0.27	0.41	1.23	1.66
Diluted earnings per share	0.27	0.41	1.23	1.66
Cash dividends paid per share	0.26	0.25	1.01	0.97

Asset Quality
Net charge-offs (NCO)	$4,734	$988	$15,037	$5,265
Nonaccrual loans & leases	56,742	30,325	56,742	30,325
Restructured loans	2,582	5,376	2,582	5,376
OREO	11,927	1,544	11,927	1,544
Total nonperforming assets (NPA)	71,251	37,245	71,251	37,245
Loans & leases 90 days past due	12,199	9,364	12,199	9,364
Susquehanna Bancshares, Inc. P.O. Box 1000 Lititz, PA 17543

RATIO ANALYSIS	4Q07	4Q06	2007	2006

Credit Quality
NCO / Average loans & leases	0.26%	0.07%	0.25%	0.10%
NPA / Loans & leases & OREO	0.81%	0.67%	0.81%	0.67%
ALLL / Nonperforming loans & leases	149.30%	175.47%	149.30%	175.47%
ALLL / Total loans & leases	1.01%	1.13%	1.01%	1.13%

Capital Adequacy
Equity / Assets	13.22%	11.38%	13.22%	11.38%
Long-term debt / Equity	24.12%	23.74%	24.12%	23.74%

Profitability
Return on average assets	0.69%	1.05%	0.78%	1.05%
Return on average equity	5.59%	9.09%	6.66%	9.56%
Return on average tangible equity (1)	10.94%	14.96%	11.56%	15.42%
Net interest margin	3.69%	3.67%	3.67%	3.77%
Efficiency ratio	64.46%	66.77%	69.10%	66.43%
Efficiency ratio excluding Hann (1)	62.02%	61.16%	66.72%	61.04%

(1)Supplemental Reporting of Non-GAAP-based Financial Measures

Return on average tangible equity is a non-GAAP-based financial measure calculated using non-GAAP-based amounts. The most directly comparable measure is return on average equity which is calculated using GAAP-based amounts. We calculate return on average tangible equity by excluding the balance of intangible assets and their related amortization expense from our calculation of return on average equity. Management uses the return on average tangible equity in order to review our core operating results. Management believes that this is a better measure of our performance. In addition, this is consistent with the treatment by bank regulatory agencies, which excludes goodwill and other intangible assets from the calculation of risk-based capital ratios. A reconciliation of return on average equity to return on average tangible equity is set forth below.

Return on average equity (GAAP basis)	5.59%	9.09%	6.66%	9.56%
Effect of excluding average intangible assets and related amortization	5.35%	5.87%	4.90%	5.86%
Return on average tangible equity	10.94%	14.96%	11.56%	15.42%

Efficiency ratio excluding Hann is a non-GAAP-based financial measure calculated using non-GAAP-based amounts. The most directly comparable measure is efficiency ratio which is calculated using GAAP-based amounts. We measure our efficiency ratio by dividing noninterest expenses by the sum of net interest income, on a FTE basis, and noninterest income. The presentation of an efficiency ratio excluding Hann is computed as the efficiency ratio excluding the effect of our auto leasing subsidiary, Hann. Management believes this to be a preferred measure because it excludes the volatility of vehicle residual values and vehicle delivery and preparation expense of Hann and provides better visibility into our core business activities. A reconciliation of efficiency ratio to efficiency ratio excluding Hann is set forth below.

Efficiency ratio (GAAP basis)	64.46%	66.77%	69.10%	66.43%
Effect of excluding Hann	2.44%	5.61%	2.38%	5.39%
Efficiency ratio excluding Hann	62.02%	61.16%	66.72%	61.04%
Susquehanna Bancshares, Inc. P.O. Box 1000 Lititz, PA 17543

CONSOLIDATED BALANCE SHEETS

	December 31 2007	December 31, 2006
	(unaudited)
	(in thousands, except share data)
Assets
Cash and due from banks	$326,965	$194,785
Unrestricted short-term investments	143,042	70,996
Cash and cash equivalents	470,007	265,781
Restricted short-term investments	242	33,533
Securities available for sale	2,059,160	1,397,420
Securities held to maturity (fair values approximate $4,792 and $6,146)	4,792	6,146
Loans and leases, net of unearned income	8,751,590	5,560,997
Less: Allowance for loan and lease losses	88,569	62,643
Net loans and leases	8,663,021	5,498,354
Premises and equipment, net	179,740	106,305
Foreclosed assets	11,927	1,544
Accrued income receivable	46,765	31,044
Bank-owned life insurance	344,578	264,398
Goodwill	945,081	335,005
Intangible assets with finite lives	58,274	19,092
Investment in and receivables from unconsolidated entities	123,586	121,663
Other assets	170,821	144,849
Total assets	$13,077,994	$8,225,134

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$1,292,791	$959,654
Interest-bearing	7,652,328	4,917,935
Total deposits	8,945,119	5,877,589
Short-term borrowings	568,412	401,964
Federal Home Loan Bank borrowings	1,145,759	528,688
Long-term debt	150,303	150,036
Junior subordinated debentures	266,682	72,244
Accrued interest, taxes, and expenses payable	60,869	54,800
Deferred taxes	136,076	145,825
Other liabilities	75,760	57,702
Total liabilities	11,348,980	7,288,848

Shareholders' equity:
Common stock, $2.00 par value, 200,000,000 shares authorized; Issued: 85,935,315 at December 31, 2007 and 52,080,419 at December 31, 2006	171,810	104,161
Additional paid-in capital	1,038,894	345,840
Retained earnings	522,268	505,861
Accumulated other comprehensive loss, net of taxes of $(2,131) and ($10,541)	(3,958)	(19,576)
Total shareholders' equity	1,729,014	936,286
Total liabilities and shareholders' equity	$13,077,994	$8,225,134
Susquehanna Bancshares, Inc. P.O. Box 1000 Lititz, PA 17543

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except per share data)	2007	2006	2007	2006
Interest Income:
Loans and leases, including fees	$131,864	$103,730	$444,690	$404,814
Securities:
Taxable	20,632	13,655	69,265	49,810
Tax-exempt	1,609	291	2,848	845
Dividends	1,406	952	4,572	3,653
Short-term investments	1,372	1,118	4,782	3,669
Total interest income	156,883	119,746	526,157	462,791

Interest Expense:
Deposits:
Interest-bearing demand	13,590	14,784	61,572	51,424
Savings	1,356	1,466	4,278	4,960
Time	37,859	27,900	124,673	99,195
Short-term borrowings	4,658	3,540	17,464	13,495
FHLB borrowings	11,364	4,965	27,600	24,788
Long-term debt	4,712	3,299	14,667	12,159
Total interest expense	73,539	55,954	250,254	206,021
Net interest income	83,344	63,792	275,903	256,770
Provision for loan and lease losses	15,497	2,488	21,844	8,680
Net interest income, after provision for loan and lease losses	67,847	61,304	254,059	248,090

Noninterest Income:
Service charges on deposit accounts	10,378	7,188	31,413	26,446
Vehicle origination, servicing, and securitization fees	2,759	4,159	14,323	18,524
Asset management fees	5,205	4,668	19,843	18,439
Income from fiduciary-related activities	2,542	1,592	7,479	6,160
Commissions on brokerage, life insurance and annuity sales	850	1,079	4,767	4,350
Commissions on property and casualty insurance sales	3,163	3,119	12,751	12,660
Income from bank-owned life insurance	3,341	2,665	11,405	10,000
Net gain on sale of loans and leases	1,605	2,414	8,427	16,816
Net gain on sale of bank branches	0	4,189	0	4,189
Net realized loss on securities	(116)	(955)	(11,857)	(949)
Other	7,211	5,185	22,108	19,678
Total noninterest income	36,938	35,303	120,659	136,313

Noninterest Expenses:
Salaries and employee benefits	39,873	32,795	144,508	128,465
Occupancy	6,928	5,243	24,371	20,905
Furniture and equipment	3,463	2,820	12,181	10,948
Advertising and marketing	3,351	3,350	10,216	9,627
Amortization of intangible assets	1,628	630	3,525	2,231
Vehicle lease disposal	3,390	3,376	12,651	14,220
Other	20,070	18,417	69,503	76,440
Total noninterest expenses	78,703	66,631	276,955	262,836
Income before income taxes	26,082	29,976	97,763	121,567
Provision for income taxes	7,427	8,620	28,670	37,929
Net Income	$18,655	$21,356	$69,093	$83,638

Earnings per share:
Basic	$0.27	$0.41	$1.23	$1.66
Diluted	$0.27	$0.41	$1.23	$1.66
Cash dividends paid	$0.26	$0.25	$1.01	$0.97
Average shares outstanding:
Basic	68,656	51,914	56,297	50,340
Diluted	68,695	52,053	56,366	50,507
Susquehanna Bancshares, Inc. P.O. Box 1000 Lititz, PA 17543

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY

Interest rates and interest differential-taxable equivalent basis

	For the Three-month Period Ended			For the Three-month Period Ended
	December 31, 2007			December 31, 2006
	Average			Average
(Dollars in thousands)	Balance	Interest	Rate (%)	Balance	Interest	Rate (%)
Assets
Short-term investments	$114,591	$1,372	4.75	$100,806	$1,118	4.40
Investment securities:
Taxable	1,651,494	22,038	5.29	1,323,150	14,606	4.38
Tax-advantaged	155,638	2,475	6.31	27,440	448	6.48

Total investment securities	1,807,132	24,513	5.38	1,350,590	15,054	4.42
Loans and leases, (net):
Taxable	7,079,534	130,104	7.29	5,442,374	102,715	7.49
Tax-advantaged	142,908	2,709	7.52	86,707	1,563	7.15

Total loans and leases	7,222,442	132,813	7.30	5,529,081	104,278	7.48

Total interest-earning assets	9,144,165	$158,698	6.89	6,980,477	$120,450	6.85
Allowance for loan and lease losses	(72,619)			(62,190)
Other non-earning assets	1,661,658			1,186,224

Total assets	$10,733,204			$8,104,511

Liabilities
Deposits:
Interest-bearing demand	$2,385,351	$13,590	2.26	$1,946,816	$14,784	3.01
Savings	559,682	1,356	0.96	489,035	1,466	1.19
Time	3,346,362	37,859	4.49	2,488,896	27,900	4.45
Short-term borrowings	523,764	4,658	3.53	325,376	3,540	4.32
FHLB borrowings	1,013,255	11,364	4.45	497,375	4,965	3.96
Long-term debt	284,784	4,712	6.56	222,369	3,299	5.89

Total interest-bearing liabilities	8,113,198	$73,539	3.60	5,969,867	$55,954	3.72
Demand deposits	1,046,460			955,656
Other liabilities	249,424			247,255

Total liabilities	9,409,082			7,172,778

Equity	1,324,122			931,733

Total liabilities & shareholders' equity	$10,733,204			$8,104,511

Net interest income / yield on average earning assets		$85,159	3.69		$64,496	3.67

1. Average loan balances include non accrual loans.
2. Tax-exempt income has been adjusted to a tax-equivalent basis using a marginal tax rate of 35%.

3. For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

Susquehanna Bancshares, Inc.
P.O. Box 1000
Lititz, PA 17543

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY (continued)

Interest rates and interest differential-taxable equivalent basis

	For the Twelve-month Period Ended			For the Twelve-month Period Ended
	December 31, 2007			December 31, 2006
(Dollars in thousands)	Average Balance	Interest	Rate (%)	Average Balance	Interest	Rate (%)
Assets
Short-term investments	$97,583	$4,782	4.90	$81,939	$3,669	4.48
Investment securities:
Taxable	1,485,561	73,837	4.97	1,261,515	53,463	4.24
Tax-advantaged	69,389	4,380	6.31	20,506	1,300	6.34

Total investment securities	1,554,950	78,217	5.03	1,282,021	54,763	4.27
Loans and leases, (net):
Taxable	5,876,948	439,680	7.48	5,434,490	400,923	7.38
Tax-advantaged	102,930	7,708	7.49	83,322	5,987	7.19

Total loans and leases	5,979,878	447,388	7.48	5,517,812	406,910	7.37

Total interest-earning assets	7,632,411	$530,387	6.95	6,881,772	$465,342	6.76
Allowance for loan and lease losses	(64,993)			(59,465)
Other non-earning assets	1,337,310			1,127,513

Total assets	$8,904,728			$7,949,820

Liabilities
Deposits:
Interest-bearing demand	$2,173,731	$61,572	2.83	$1,846,483	$51,424	2.78
Savings	480,065	4,278	0.89	496,056	4,960	1.00
Time	2,720,688	124,673	4.58	2,408,684	99,195	4.12
Short-term borrowings	423,827	17,464	4.12	324,326	13,495	4.16
FHLB borrowings	653,605	27,600	4.22	615,841	24,788	4.03
Long-term debt	237,910	14,667	6.16	207,765	12,159	5.85

Total interest-bearing liabilities	6,689,826	$250,254	3.74	5,899,155	$206,021	3.49
Demand deposits	935,018			946,369
Other liabilities	241,697			229,540

Total liabilities	7,866,541			7,075,064

Equity	1,038,187			874,756

Total liabilities & shareholders' equity	$8,904,728			$7,949,820

Net interest income / yield on average earning assets		$280,133	3.67		$259,321	3.77

1. Average loan balances include non accrual loans.
2. Tax-exempt income has been adjusted to a tax-equivalent basis using a marginal tax rate of 35%.

3. For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

Susquehanna Bancshares, Inc.
P.O. Box 1000
Lititz, PA 17543

LOANS AND LEASES

Loans and leases, net of unearned income, were as follows:

	December 31,	December 31,
	2007	2006
	(in thousands)

Commercial, financial, and agricultural	$1,781,981	$978,522
Real estate - construction	1,292,953	1,064,452
Real estate secured - residential	2,151,923	1,147,741
Real estate secured - commercial	2,661,841	1,577,534
Consumer	411,159	313,848
Leases	451,733	478,900
Total loans and leases	$8,751,590	$5,560,997

CONTACT:
Susquehanna Bancshares, Inc.
Abram G. Koser, Vice President, Investor Relations
717-625-6305
ir@susquehanna.net